UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14A-101)

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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MORGAN STANLEY

(Name of Registrant as Specified in its Charter)

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March 26, 2007

Dear Fellow Morgan Stanley Shareholder:

The Board of Directors recommends that shareholders approve our 2007 Equity Incentive Compensation Plan at our annual shareholders meeting. We strongly believe that approval of the Plan is essential to our continuing efforts to build shareholder value. If the Plan is not approved, it will compromise our ability to enhance shareholder value by putting us at a significant competitive disadvantage.

The Plan reflects a balance between the need in the global financial services industry to deliver a significant portion of compensation in the form of equity awards in order to remain competitive and shareholder concerns about dilution and other issues. As Institutional Shareholder Services (ISS) stated, “[if you] accept the premise that investment banking companies have a distinctly different pay philosophy and standards, Morgan Stanley’s equity pay practices against the four peer companies appear to be reasonable” (emphasis added). We are pleased that ISS has recognized our efforts, although, based on its customary methodology used to evaluate equity incentive plans, ISS did not support the Plan.

In our view, the ISS evaluation methodology, which is a good tool for measuring certain elements of a company’s equity-based compensation program, did not appropriately reflect important considerations regarding Morgan Stanley’s compensation practices. So that you can make a fully informed voting decision on this important matter, we would like to describe our two key concerns.

First, the ISS methodology did not reflect that a significant portion of the equity awards we propose to issue under the Plan will be granted in lieu of cash compensation – as were a significant portion of the equity awards issued under our prior plans.

Morgan Stanley, like our direct competitors Bear Stearns, Goldman Sachs, Lehman Brothers and Merrill Lynch, delivers a portion of employees’ annual incentive compensation (bonus) in the form of equity awards instead of delivering all annual incentive compensation in cash. At Morgan Stanley, an employee’s annual performance-based bonus is first determined as a dollar amount, and then reduced by the value of the employee’s annual incentive equity awards; these equity awards are granted at 100% of the fair value on the grant date. Over the past two fiscal years, annual equity awards comprised on average approximately 85% of our shares granted each fiscal year.

Second, the ISS evaluation was not based on the practices of our true direct competitors. Instead, the ISS methodology evaluated the Plan based on the practices of a very broad group of companies (those having the same GICS code as Morgan Stanley), most of which are not direct competitors of Morgan Stanley and are not as acutely dependent upon the use of equity compensation in attracting and retaining top talent as Morgan Stanley and its direct competitors.

Since Morgan Stanley operates in an intensely competitive environment, and all of our direct competitors use significant amounts of equity compensation to attract and retain talent, Morgan Stanley would be at a significant competitive disadvantage if we could not use equity awards to attract and retain talent. We believe that Morgan Stanley’s equity grant practices should be evaluated as compared to those of our true direct competitors, not those of the broad group that the ISS methodology considered. Applying this standard, both our “burn rate” and our “overhang” are among the lowest relative to our direct competitors.

In addition, and as more fully discussed in our proxy statement beginning at page 34:

  We manage dilution through our share repurchase program. Although the Company awarded annually, on average, approximately 35 million shares to employees over the last 8 fiscal years, the Company reduced its total shares outstanding by over 82 million shares over the same period through our share repurchase program.

  Our equity awards foster an ownership culture and are a critical tool for driving shareholder value.

  The terms of our annual equity awards and our employee policies are designed to protect shareholder interests.

  If our shareholders do not approve the Plan, we will be unable to use equity as part of our compensation program as our competitors do, putting us at a significant competitive disadvantage and compromising our ability to enhance shareholder value.

Please consider these factors in making your voting decision regarding the Plan.

Please support our efforts to build shareholder value by voting FOR approval of the Plan, as well as by following the Board’s voting recommendations on the other agenda items. If you have any questions, or need any assistance in voting your shares, please contact me at __________. Thank you.

Sincerely,

Thomas R. Nides
Chief Administrative Officer and Secretary